                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                           HEARTPORT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 7, 1999

                            ------------------------

To Our Stockholders:

    You are cordially invited to attend the Annual Meeting of Stockholders of HEARTPORT, INC. (the "Company") which will be held at the Company's headquarters, 700 Bay Road, Redwood City, California at 2:00 p.m. on May 7, 1999, for the following purposes:

    1. To elect three directors to serve for the ensuing three year term or until their successors are elected and qualified;

    2. To approve an amendment to the Company's Employee Stock Purchase Plan (the "Purchase Plan") increasing the number of shares authorized for purchase under the Purchase Plan as described in the accompanying proxy statement;

    3. To ratify the selection of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 1999; and

    4. To act upon such other business as may properly come before the meeting or at any adjournment or postponement thereof.

    The Board of Directors has fixed the close of business on March 19, 1999, as the record date for determining those stockholders who will be entitled to vote at the meeting. The stock transfer books will not be closed between the record date and the date of the meeting.

    Representation of at least a majority of all outstanding shares of Common Stock of Heartport, Inc. is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. You may revoke your proxy at any time prior to the time it is voted. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                          Sincerely,

                                               [SIGNATURE]

                                          Frank M. Fischer
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

Redwood City, California
April 2, 1999

              STOCKHOLDERS SHOULD READ THE ENTIRE PROXY STATEMENT
                   CAREFULLY PRIOR TO RETURNING THEIR PROXIES

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                       ANNUAL MEETING OF STOCKHOLDERS OF
                                HEARTPORT, INC.
                             TO BE HELD MAY 7, 1999

                            ------------------------

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of HEARTPORT, INC. ("Heartport" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders which will be held at 2:00 p.m. on May 7, 1999, at the Company's headquarters, 700 Bay Road, Redwood City, California, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the proxy card were first mailed to stockholders on or about April 2, 1999.

                         VOTING RIGHTS AND SOLICITATION

    The close of business on March 19, 1999, was the record date for stockholders entitled to notice of and to vote at the Annual Meeting. As of that date, Heartport had 25,333,622 shares of common stock, $.001 par value per share (the "Common Stock"), issued and outstanding, exclusive of treasury stock. All of the shares of Common Stock outstanding on the record date are entitled to vote at the Annual Meeting, and stockholders of record entitled to vote at the meeting will have one (1) vote for each share so held on the matters to be voted upon.

    Shares of Common Stock represented by proxies in the accompanying form that are properly executed and returned to Heartport will be voted at the Annual Meeting of Stockholders in accordance with the stockholders' instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of each of the directors as described herein under "Proposal 1--Election of Directors", FOR approval of the amendment to the Employee Stock Purchase Plan as described herein under "Proposal 2--Approval of Amendment to Employee Stock Purchase Plan" and FOR ratification of the selection of accountants as described herein under "Proposal 3--Ratification of Selection of Independent Auditors." Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment. Any stockholder has the right to revoke his or her proxy at any time before it is voted.

    The entire cost of soliciting proxies will be borne by Heartport. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone, telegraph or special letter by officers and regular Heartport employees for no additional compensation. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of Common Stock, and such persons may be reimbursed for their expenses.

VOTES REQUIRED

    PROPOSAL 1. Directors are elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The three nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted toward a nominee's total. Stockholders may not cumulate votes in the election of directors.

    PROPOSAL 2. Approval of the amendment to the Company's Employee Stock Purchase Plan requires the affirmative vote of a majority of those shares present in person or represented by proxy, and entitled to vote at the Annual Meeting. Abstentions will be treated as votes against the proposal. Broker non-votes will be treated as not entitled to vote on this matter and thus will have no effect on the outcome of the vote.

    PROPOSAL 3. Ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1999, requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted as having been voted on the proposal.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be considered at the 2000 Annual Meeting of Stockholders must be received by Heartport no later than December 6, 1999 and not prior to November 4, 1999 in order to be included. The proposal must be mailed to the Company's principal executive offices, 700 Bay Road, Redwood City, California 94063, Attention: Corporate Secretary. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission ("SEC") and certain provisions contained in the Company's Bylaws.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING
                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Company currently has authorized seven directors. In accordance with the terms of the Company's Certificate of Incorporation, the Board of Directors is divided into three classes: Class I, whose term will expire at the 2000 Annual Meeting; Class II, whose term will expire at the 2001 Annual Meeting; and Class III, whose term will expire at the 1999 Annual Meeting. At the 1999 Annual Meeting, three directors will be elected to serve until the Annual Meeting to be held in 2002 or until their respective successors are elected and qualified. The Board of Directors has selected three nominees as the nominees for Class III. The nominees for the Board of Directors are all currently directors of the Company and are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees for director listed below. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.

NOMINEES FOR TERM ENDING IN 2002

    Set forth below is information regarding the nominees, including their ages, the period during which they have served as directors, and information furnished by them as to principal occupations and directorships held by them in corporations whose shares are publicly registered.

                                                                                 DIRECTOR
NAME                                                                               SINCE         AGE
------------------------------------------------------------------------------  -----------  -----------
Robert V. Gunderson, Jr.......................................................        1995           47
Wesley D. Sterman, M.D........................................................        1991           38
Steven C. Wheelwright, Ph.D...................................................        1995           55

    ROBERT V. GUNDERSON, JR. has been a director of the Company since May, 1995. Mr. Gunderson has been a partner of the law firm of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, since its formation in September, 1995. From May, 1988, until September, 1995, Mr. Gunderson was a partner of the law firm of Brobeck, Phleger & Harrison, LLP. Mr. Gunderson holds an M.A. from Stanford University, an M.B.A. in finance from the Wharton School, University of Pennsylvania, and a J.D. from the University of Chicago.

    WESLEY D. STERMAN, M.D. founded the Company with Dr. John H. Stevens in May, 1991, and has served as director since that time. Dr. Sterman has been Chairman of the Board of Directors of the Company since May, 1998. He served as the Company's President and Chief Executive Officer from May, 1991 to May, 1998. Prior to founding the Company, Dr. Sterman was founder, President and Chief Executive Officer of EndoVascular Technologies, Inc., a medical device manufacturer, from July, 1989 to September, 1991. Dr. Sterman has B.S. degrees both in Biology and in Chemistry from Stanford University. Dr. Sterman received an M.D. from the Stanford University School of Medicine and an M.B.A. from the Graduate School of Business at Stanford University, where he was an Arjay Miller Scholar.

    STEVEN C. WHEELWRIGHT, PH.D. has been a director of the Company since January, 1995. Dr. Wheelwright currently serves as a senior associate dean at the Graduate School of Business, Harvard University, where he has been a professor since July, 1988. Dr. Wheelwright also served as a professor at the Graduate School of Business, Harvard University, from August, 1985 to August, 1986. From August, 1986 to August, 1988, Dr. Wheelwright served as a professor at the Graduate School of Business at Stanford University. Dr. Wheelwright is also a member of the Board of Directors of Quantum Corporation, a mass storage device company, T.J. International Corporation, an engineered wood products company, and Franklin Covey, an organizational tools company.

CONTINUING DIRECTORS

    Set forth below is information regarding the continuing directors of the Company, including their ages, the period in which they have served as directors, and information furnished by them as to principal occupations and directorships held by them in corporations whose shares are publicly registered.

                                                                                 DIRECTOR
NAME                                                                               SINCE         AGE
------------------------------------------------------------------------------  -----------  -----------
Frank M. Fischer..............................................................        1998*          57
Joseph S. Lacob...............................................................        1992           43
Petri T. Vainio, M.D., Ph.D...................................................        1992           38
John H. Stevens, M.D..........................................................        1991           38

------------------------

* Mr. Fischer was previously a director of the Company from October, 1992 until May, 1997.

    FRANK M. FISCHER has been President and Chief Executive Officer and a director of the Company since May, 1998. Mr. Fischer was also a director of the Company from October, 1992 until May, 1997. Mr. Fischer was a director and the President and Chief Executive Officer of Ventritex, Inc., a manufacturer of implantable cardiac defibrillators from 1987 until 1997. From May, 1977 until joining Ventritex, Mr. Fischer held various positions with Cordis Corporation, a manufacturer of medical products, serving most recently as President of the Implantable Products Division. Mr. Fischer holds an M.S. in Management from Rensselaer Polytechnic Institute.

    JOSEPH S. LACOB has been a director of the Company since April, 1992. Mr. Lacob is a general partner of Kleiner Perkins Caufield & Byers ("Kleiner Perkins"), a venture capital firm he joined in 1987. Prior to joining Kleiner Perkins, he was Marketing Manager for Cetus Corporation, a biotechnology company. Mr. Lacob serves as Chairman of the Board of Directors of CellPro, Inc., and is a director of Cardima, Inc., Corixa Corporation, Microcide Pharmaceuticals, Inc., Pharmacyclics, Inc. and five privately held companies. Mr. Lacob holds a B.S. in Biochemistry from the University of California at Irvine, a Masters in Public Health from the University of California at Los Angeles, and an M.B.A. from the Graduate School of Business at Stanford University.

    PETRI T. VAINIO, M.D., PH.D. has been a director of the Company since April, 1992. Dr. Vainio is a general partner of Sierra Ventures, a venture capital firm he joined in 1988. He currently serves on the Board of Directors of Symphonix Devices, Inc., a medical device company, and six privately held companies. Dr. Vainio holds M.D. and Ph.D. degrees from the University of Helsinki, Finland, and an M.B.A. from the Graduate School of Business at Stanford University.

    JOHN H. STEVENS, M.D. founded the Company with Dr. Sterman in May, 1991, and has been a director of the Company since that time. Dr. Stevens was Chief Technology Officer of Heartport from July, 1997 until December 31, 1998. He has also been Consulting Assistant Professor of Cardiothoracic Surgery at Stanford University School of Medicine since July, 1997. From August, 1996 until he joined the Company, Dr. Stevens was Assistant Professor of Cardiothoracic Surgery at Stanford and prior to that he served as Chief Resident of the Department of Cardiothoracic Surgery at Stanford and as Senior Registrar in Cardiothoracic Surgery at the Great Ormond Street Hospital for Sick Children in London, England from July, 1995 to March, 1996. Dr. Stevens earned B.U.S. and B.S. degrees in Communications and Psychology from the University of Utah and an M.D. from Stanford University.

BOARD MEETINGS AND COMMITTEES

    During the fiscal year ended December 31, 1998, the Board of Directors of the Company held a total of eleven (11) meetings. During this period, each director attended or participated in at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which he was a member.

    The Board of Directors has an Audit Committee and a Compensation Committee. There is no nominating committee or committee performing the functions of such committee. The Audit Committee meets with the Company's financial management and its independent accountants at various times during each year and reviews internal control conditions, audit plans and results, and financial reporting procedures. This Committee, consisting of Messrs. Gunderson and Lacob and Dr. Wheelwright, held three (3) meetings during fiscal 1998. The Compensation Committee reviews and approves the Company's compensation arrangements for management. This Committee, consisting of Drs. Vainio and Wheelwright, held four
(4) meetings during fiscal 1998.

DIRECTOR COMPENSATION

    The Company's directors receive no cash compensation for any meetings that they attend. However, each of the Company's directors, in exchange for his services as a director, was granted stock options to purchase shares of Common Stock. The Company's directors were granted the following options to purchase shares of Common Stock in April, 1995, at an exercise price of $0.375 per share:
Dr. Wesley D. Sterman and Dr. John H. Stevens were granted options to purchase 640,000 shares and 192,000 shares, respectively; each of the options are immediately exercisable and the shares vest monthly over a five year period beginning from the fifth anniversary of the date of hire or the date the individual became a director, as applicable. Each of the Company's outside directors was granted options to purchase 80,000 shares on April 1, 1995 at an exercise price of $0.375 per share. Each director except Joseph S. Lacob has exercised in full his respective option grant. All of the foregoing options granted to the directors are immediately exercisable and the director vests in the shares monthly over a five year period. In addition, the Company's 1996 Stock Option Plan provides for automatic grants to non-employee directors. On May 7, 1998, the date of the Company's 1998 Annual Meeting of Stockholders, each of the Company's directors, except for Mr. Fischer, Dr. Sterman and Dr. Stevens, was automatically granted a non-statutory stock option to purchase 6,400 shares of Common Stock at an exercise price of $10.1875 per share, all of which become exercisable upon completion of five continuous years of service. On May 7, 1999, the date of the Company's 1999 Annual Meeting of Stockholders, each of the Company's directors, except for Mr. Fischer, Dr. Sterman and Dr. Stevens, will automatically be granted a non-statutory stock option to purchase 6,400 shares of Common Stock at an exercise price per share equal to the fair market value on that date.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors recommends that the stockholders vote FOR the election of each of the above nominees.

                                   PROPOSAL 2
                 AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

    The Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board on February 26, 1996 and approved by the stockholders on April 10, 1996. The Board amended the Purchase Plan on February 5, 1999 to provide that, as of January 1 of each year, the number of shares reserved for issuance under the Purchase Plan will be increased automatically by the lesser of (i) 0.5% of the total number of shares of Common Stock outstanding or (ii) 150,000 shares. The stockholders are being asked to approve the amendment to the Purchase Plan. The Company has been advised by its counsel that it should reserve a sufficient number of shares under its Purchase Plan to last through the end of each offering period beginning prior to the 2000 Annual Stockholders Meeting. In accordance with recently issued accounting guidance, an insufficient number of shares reserved at the beginning of an offering period may result in an unintended and potentially adverse accounting treatment. Accordingly, the Board is recommending this amendment to provide for an increase in the number of shares available under the Purchase Plan.

    The Purchase Plan, and the right of participants to make purchases thereunder, is intended to meet the requirements of an "employee stock purchase plan" as defined in Section 423 of the Internal Revenue Code (the "Code"). If the amendment to the Purchase Plan is not approved by the stockholders, the Purchase Plan will continue in effect in accordance with its current terms until the current share reserve is exhausted.

SUMMARY OF PURCHASE PLAN

    The following summary of certain Purchase Plan provisions is qualified, in its entirety, by reference to the Purchase Plan. Copies of the Purchase Plan document may be obtained by a stockholder upon written request to the Secretary of the Company at the executive offices in Redwood City, California.

    PURPOSE. The purpose of the Purchase Plan is to provide employees of the Company and designated parent or subsidiary corporations (collectively, "Participating Companies") an opportunity to participate in the ownership of the Company by purchasing Common Stock through payroll deductions. The Company and its subsidiaries, Heartport Research and Training Center, Inc. and UBTL, Inc., are the only Participating Companies in the Purchase Plan.

    The Purchase Plan is intended to benefit the Company as well as its stockholders and employees. The Purchase Plan gives employees an opportunity to purchase shares of Common Stock at a favorable price. The Company believes that the stockholders will correspondingly benefit from the increased interest on the part of participating employees in the profitability of the Company. Finally, the Company will benefit from the periodic investments of equity capital provided by participants in the Purchase Plan.

    ADMINISTRATION. The Purchase Plan is administered by the Compensation Committee of the Board (the "Committee"). All costs and expenses incurred in plan administration will be paid by the Company without charge to participants. All cash proceeds received by the Company from payroll deductions under the Purchase Plan shall be credited to a non-interest bearing book account.

    SHARES AND TERMS. The stock issuable under the Purchase Plan is the Company's authorized but unissued or reacquired Common Stock. Common Stock subject to a terminated purchase right shall be available for purchase pursuant to purchase rights subsequently granted. Prior to approval of this Proposal No. 2, the maximum number of shares of Common Stock reserved for issuance under the Purchase Plan was 240,000 shares. As of January 1, 1999, 164,000 shares have been issued under the Purchase Plan and 202,000 shares remain available for future issuance, assuming approval of this Proposal No. 2.

    ADJUSTMENTS. If any change in the Common Stock occurs (through recapitalization, stock dividend, stock split, combination of shares, exchange of shares, or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration), appropriate adjustments shall be made by the Company to the class and maximum number of shares subject to the Purchase Plan, to the class and maximum number of shares purchasable by each participant on any one purchase date, and the class and number of shares and purchase price per share subject to outstanding purchase rights in order to prevent the dilution or enlargement of benefits thereunder.

    ELIGIBILITY. Generally, any individual who is customarily employed by a Participating Company more than 20 hours per week and for more than five months per calendar year is eligible to participate in the Purchase Plan. Approximately 200 employees (including all officers) were eligible to participate in the Purchase Plan as of March 19, 1999.

    OFFERING PERIODS. The Purchase Plan is implemented by a series of offering periods that generally have a duration of six months but may have a maximum duration of twenty-four months. A new offering period will commence every six months and may run concurrently with prior offering periods. The Committee in its discretion may vary the beginning date and ending date of the offering periods prior to their commencements. The current offering period under the Purchase Plan began on November 2, 1998 and will end on April 30, 1999. The next offering period will commence on May 7, 1999 and will end on October 29, 1999.

    A participant will have a separate purchase right for each offering period in which he or she participates. The purchase right will be granted on the first day of the offering period and will be automatically exercised in successive installments on the last day of each purchase period within the offering period.

    PURCHASE PRICE. The purchase price per share under the Purchase Plan is 85% of the lower of (i) the fair market value of a share of Common Stock on the first day of the applicable offering period or (ii) the fair market value of a share of Common Stock on the purchase date. Generally, the fair market value of the Common Stock on a given date is the closing sale price of the Common Stock, as reported on The Nasdaq Stock Market. The market value of the Common Stock as reported on The Nasdaq Stock Market as of March 19, 1999 was $5.56 per share.

    LIMITATIONS. The Purchase Plan imposes certain limitations upon a participant's rights to acquire Common Stock, including the following:

     1. No purchase right shall be granted to any person who immediately thereafter would own, directly or indirectly, stock or hold outstanding options or rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its parent or subsidiary corporations.

     2. In no event shall a participant be permitted to purchase more than 1,000 shares on any one purchase date.

     3. The right to purchase Common Stock under the Purchase Plan (or any other employee stock purchase plan that the Company or any of its subsidiaries may establish) in an offering intended to qualify under Section 423 of the Code may not accrue at a rate that exceeds $25,000 in fair market value of such Common Stock (determined at the time such purchase right is granted) for any calendar year in which such purchase right is outstanding.

    The purchase right shall be exercisable only by the participant during the participant's lifetime and shall not be assignable or transferable by the participant.

    PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS. Payment for shares by participants shall be by accumulation of after-tax payroll deductions during the purchase period. The deductions may not exceed 15% of a participant's cash compensation paid during a purchase period. Cash compensation for this purpose includes elective contributions that are not includable in income under Code Sections 125 or 401(k) and all bonuses, overtime, commissions, and other amounts to the extent paid in cash.

    The participant will receive a purchase right for each offering period in which he or she participates to purchase up to the number of shares of Common Stock determined by dividing such participant's payroll deductions accumulated prior to the purchase date by the applicable purchase price (subject to the "Limitations" section). No fractional shares shall be purchased. Any payroll deductions accumulated in a participant's account that are not sufficient to purchase a full share will be retained in the participant's account for the subsequent purchase period. No interest shall accrue on the payroll deductions of a participant in the Purchase Plan.

    TERMINATION AND CHANGE TO PAYROLL DEDUCTIONS. A purchase right shall terminate at the end of the offering period or earlier if (i) the participant terminates employment, in which case any payroll deductions that the participant may have made with respect to a terminated purchase right will be refunded, or
(ii) the participant elects to withdraw from the Purchase Plan. Any payroll deductions that the participant may have made with respect to a terminated purchase right under clause (ii) will be refunded unless the participant elects to have the funds applied to the purchase of shares on the next purchase date. Unless a participant has irrevocably elected otherwise, he or she may decrease his or her deductions once during a purchase period.

    AMENDMENT AND TERMINATION. The Purchase Plan shall continue in effect until the earlier of (i) the last business day in October, 2006, (ii) the date on which all shares available for issuance under the Purchase Plan shall have been issued or (iii) a Corporate Transaction, unless the Purchase Plan is earlier terminated by the Board in its discretion.

    The Board may at any time alter, amend, suspend or discontinue the Purchase Plan, provided that, without the approval of the stockholders, no such action may (i) alter the purchase price formula so as to reduce the purchase price payable for shares under the Purchase Plan, (ii) materially increase the number of shares issuable under the Purchase Plan or the maximum number of shares purchasable per participant, or (iii) materially increase the benefits accruing to participants under the Purchase Plan or materially modify the eligibility requirements.

    In addition, the Company has specifically reserved the right, exercisable in the sole discretion of the Board, to terminate the Purchase Plan immediately following any six month purchase period. If such right is exercised by the Board, then the Purchase Plan will terminate in its entirety and no further purchase rights will be granted or exercised, and no further payroll deductions shall thereafter be collected under the Purchase Plan.

    CORPORATE TRANSACTION. In the event of (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction or (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in complete liquidation or dissolution of the Company (a "Corporate Transaction"), each purchase right under the Purchase Plan will automatically be exercised immediately before consummation of the Corporate Transaction as if such date were the last purchase date of the offering period. The purchase price per share shall be equal to eighty-five percent (85%) of the lower of the fair market value per share of Common Stock on the start date of the offering period or the fair market value per share of Common Stock immediately prior to the effective date of such Corporate Transaction. Any payroll deductions not applied to such purchase shall be promptly refunded to the participant.

    The grant of purchase rights under the Purchase Plan will in no way affect the right of the Company to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

    PRORATION OF PURCHASE RIGHTS. If the total number of shares of Common Stock for which purchase rights are to be granted on any date exceeds the number of shares then remaining available under the Purchase Plan, the Committee shall make a pro rata allocation of the shares remaining.

    FEDERAL INCOME TAX CONSEQUENCES. The following is a general description of certain federal income tax consequences of the Purchase Plan. This description does not purport to be complete.

    The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. Under a plan which so qualifies, no taxable income will be reportable by a participant, and no deductions will be allowable to the Company, by reason of the grant or exercise of the purchase rights issued thereunder. A participant will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition.

    A sale or other disposition of the purchased shares will be a disqualifying disposition if made before the later of two years after the start of the offering period in which such shares were acquired or one year after the shares are purchased. If the participant makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction for the taxable year in which such disposition occurs, equal to the amount by which the fair market value of such shares on the date of purchase exceeded the purchase price, and such amount will be taxable as ordinary income to the participant who will be required to satisfy the employment and income tax withholding requirements applicable to such income. In no other instance will the Company be allowed a deduction with respect to the participant's disposition of the purchased shares.

    Any additional gain or loss recognized upon the disposition of the shares will be a capital gain, which will be long-term if the shares have been held for more than one year following the date of purchase under the Purchase Plan.

    The foregoing is only a summary of the federal income taxation consequences to the participant and the Company with respect to the shares purchased under the Purchase Plan. In addition, the summary does not discuss the tax consequences of a participant's death or under the income tax laws of any city, state or foreign country in which the participant may reside.

    NEW PURCHASE PLAN BENEFITS. Since purchase rights are subject to discretion, including an employee's decision not to participate in the Purchase Plan, awards under the Purchase Plan for the current fiscal year are not determinable. In the purchase period that ended on October 30, 1998, Mr. Tansey purchased 620 shares of Common Stock at a purchase price of $3.61, no other Named Officers purchased shares, and all executive officers as a group (8 persons) purchased 2,620 shares. In addition, each of the Named Officers, other than Dr. Sterman and Dr. Stevens, has the right to purchase a maximum of 1,000 shares of Common Stock at a price that will not exceed $3.40 per share on the April 30, 1999, purchase date.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors recommends a vote FOR the approval of the amendment to the Company's Employee Stock Purchase Plan.

                                   PROPOSAL 3
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The firm of Ernst & Young LLP served as independent auditors for the Company for the fiscal year ended December 31, 1998. The Board of Directors desires the firm to continue in this capacity for the current fiscal year. Accordingly, a resolution will be presented to the meeting to ratify the selection of Ernst & Young LLP by the Board of Directors as the Company's independent auditors to audit the accounts and records of the Company for the fiscal year ending December 31, 1999, and to perform other appropriate services. In the event that stockholders fail to ratify the selection of Ernst & Young LLP, the Board of Directors would reconsider such selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

    A representative of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if such representative desires to do so.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as the Company's independent auditors for the fiscal year ending December 31, 1999.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of December 31, 1998, certain information with respect to shares beneficially owned by (i) each person who is known by the Company to be the beneficial owner of more than five percent of the Company's outstanding shares of Common Stock, (ii) each of the Company's directors and the executive officers named in the Summary Compensation Table and (iii) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty
(60) days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

                                                                                                      APPROXIMATE
                                                                                           SHARES      PERCENTAGE
                                                                                        BENEFICIALLY  BENEFICIALLY
NAME                                                                                       OWNED        OWNED(1)
--------------------------------------------------------------------------------------  ------------  ------------
Kleiner Perkins Caufield & Byers (2)..................................................     1,820,000        7.21%
2750 Sand Hill Road
Menlo Park, CA 94025

Sierra Ventures(3)....................................................................     1,609,999        6.38%
3000 Sand Hill Road
Building Four, Suite 210
Menlo Park, CA 94025

Robert V. Gunderson, Jr...............................................................       163,000       *

Joseph S. Lacob(2)(4).................................................................     2,084,838        8.26%

Petri T. Vainio, M.D., Ph.D.(3).......................................................     1,762,094        6.98%

Steven C. Wheelwright, Ph.D...........................................................       124,946       *

Frank M. Fischer(5)...................................................................       651,792        2.58%

Wesley D. Sterman, M.D................................................................     3,205,492       12.70%

John H. Stevens, M.D.(6)..............................................................     2,262,663        8.97%

Casey M. Tansey.......................................................................       289,532        1.15%

Lawrence C. Siegel, M.D...............................................................       221,046       *

Bradford J. Shafer....................................................................             0       *

All current directors and executive officers as a group (13 persons)(7)...............    11,267,214       44.65%

------------------------

*   Less than 1% of the outstanding shares of Common Stock.

(1) Percentage of ownership is based on 25,232,059 shares of Common Stock outstanding on December 31, 1998. The number of shares of Common Stock beneficially owned includes the shares issuable pursuant to stock options that are exercisable within 60 days of December 31, 1998. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of

    Common Stock. To the Company's knowledge, the entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Includes 1,820,000 shares of Common Stock owned by Kleiner Perkins Caufield & Byers VI, L.P. ("KPCB VI"). Mr. Lacob, a director of the Company, is a general partner of Kleiner Perkins Caufield & Byers VI Associates, L.P. ("KPCB VI Associates"), which is a general partner of KPCB VI. Mr. Lacob disclaims beneficial ownership of shares held by KPCB VI and KPCB VI Associates, except for his pecuniary interest therein.

(3) Includes 1,548,095 shares of Common Stock owned by Sierra Ventures IV, L.P. ("Sierra IV") and 61,904 shares held by Sierra Ventures IV International, L.P. Dr. Vainio, a director of the Company, is a general partner of SV Associates IV, which is the general partner of Sierra IV. Dr. Vainio disclaims beneficial ownership of shares held by Sierra IV or Sierra Ventures IV International, L.P., except for his pecuniary interest therein.

(4) Includes options immediately exercisable for 80,000 shares of Common Stock.

(5) Includes options immediately exercisable, or exercisable within 60 days of December 31, 1998, for 390,625 shares of Common Stock.

(6) Includes options immediately exercisable, or exercisable within 60 days of December 31, 1998, for 58,113 shares of Common Stock.

(7) Includes options immediately exercisable, or exercisable within 60 days of December 31, 1998, for 533,287 shares of Common Stock.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater-than-ten-percent beneficial owners are required by SEC regulations to furnish the Company with copies of all
Section 16(a) reports they file.

    Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that there was compliance for the fiscal year ended December 31, 1998, with all Section 16(a) filing requirements applicable to the Company's officers, directors and greater-than-ten-percent beneficial owners, except that Joseph S. Lacob, a director of the Company, filed late one report showing five transactions.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth the compensation earned for services rendered in all capacities to the Company and its subsidiaries for the three fiscal years ended December 31, 1998 by each of the individuals who served as the Company's Chief Executive Officer and each of the Company's four other highest-paid individuals who were serving as executive officers at the end of 1998 (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                    COMPENSATION
                                                                                      AWARDS(2)
                                                             ANNUAL COMPENSATION    -------------
                                                            ----------------------   SECURITIES
                                                             SALARY                  UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                    FISCAL YEAR   ($)(1)     BONUS ($)    OPTIONS(#)    COMPENSATION
---------------------------------------------  -----------  ---------  -----------  -------------  -------------
Frank M. Fischer.............................        1998(3)   218,077          0      1,000,000             0
President, Chief Executive                           1997           0           0              0             0
Officer and Director                                 1996           0           0              0             0

Wesley D. Sterman, M.D.......................        1998(4)   207,265          0              0             0
Chairman of the Board                                1997     240,096      40,000              0             0
of Directors (former President and                   1996     216,033      32,405              0             0
Chief Executive Officer)

John H. Stevens, M.D.........................        1998     262,692           0              0             0
Chief Technology Officer and                         1997     100,962      17,692        308,000       102,084
Director(5)                                          1996           0           0              0       329,142

Casey M. Tansey..............................        1998     198,013      60,000              0             0
Senior Vice President of Sales                       1997     181,609      55,492              0             0
and Marketing                                        1996     175,557      26,250              0             0

Lawrence C. Siegel, M.D......................        1998     213,832      40,000        300,000(6)           0
Vice President of Clinical Affairs                   1997     197,577      25,000              0             0
                                                     1996      33,333       2,333        300,000             0

Bradford J. Shafer...........................        1998     215,920      32,675        350,000(6)           0
General Counsel and Secretary                        1997     199,199      25,195              0             0
                                                     1996      85,641       5,995        350,000             0

------------------------

(1) Salary includes amounts deferred under the Company's 401(k) Plan.

(2) No restricted stock grants were made to the Named Officers during the fiscal year.

(3) Mr. Fischer became President and Chief Executive Officer on May 7, 1998 and the amount of compensation indicated reflects what he received from that date.

(4) Dr. Sterman was President and Chief Executive Officer of the Company until May 7, 1998 and the amount of salary indicated reflects what he received for service in that capacity from January 1, 1998 until May 7, 1998. Dr. Sterman's salary in 1998 includes $56,059 paid to him for unused vacation time.

(5) "All other compensation" represents (i) for 1997, consulting fees paid prior to Dr. Stevens becoming employed by the Company in July 1997 and (ii) for 1996, consulting fees and reimbursement of expenses relating to services provided to the Company.

(6) These options were granted upon cancellation of an identical number of options previously granted to the employee in 1996.

STOCK OPTIONS

    The following table contains information concerning the stock option grants made to each of the Named Officers for the year ended December 31, 1998:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                        INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                                                    --------------------------                  VALUE AT ASSUMED
                                      NUMBER OF      % OF TOTAL                              ANNUAL RATES OF STOCK
                                     SECURITIES        OPTIONS                               PRICE APPRECIATION FOR
                                     UNDERLYING      GRANTED TO    EXERCISE OR                   OPTION TERM(3)
                                   OPTIONS GRANTED  EMPLOYEES IN   BASE PRICE   EXPIRATION   ----------------------
NAME                                   (#)(1)        FISCAL YEAR    ($/SH)(2)      DATE        5%($)       10%($)
---------------------------------  ---------------  -------------  -----------  -----------  ----------  ----------
Frank M. Fischer.................       750,000           16.5%          5.25      6/22/08    2,476,273   6,275,361
                                        250,000            5.5%          5.00      6/22/08      887,924   2,154,287
Wesley D. Sterman, M.D...........             0              --            --           --           --          --
John H. Stevens, M.D.............             0              --            --           --           --          --
Casey M. Tansey..................             0              --            --           --           --          --
Lawrence C. Siegel, M.D..........       300,000            6.6%          5.25      6/22/08      990,509   2,510,144
Bradford J. Shafer...............       350,000            7.7%          5.25      6/22/08    1,155,594   2,928,502

------------------------

(1) The option will become fully exercisable and any unvested option shares will vest immediately upon an acquisition of the Company by merger or asset sale unless assumed or replaced by the acquiring entity. Options which are assumed or replaced in the transaction and do not otherwise accelerate at that time shall automatically accelerate (and unvested option shares which do not otherwise vest at that time shall automatically vest) in the event the optionee's service terminates by reason of an involuntary or constructive termination within 12 months following the transaction as if the optionee's service continued for an additional twelve months. Each option has a maximum term of ten years, subject to earlier termination in the event of the optionee's cessation of providing services to the Company.

(2) The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date, or through a cashless exercise procedure involving a same-day sale of the purchased shares.

(3) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the ten year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth information concerning option holdings for the year ended December 31, 1998, with respect to each of the Named Officers. No options were exercised by the Named Officers during the 1998 fiscal year. No stock appreciation rights were exercised during such year or were outstanding at the end of that year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                                               OPTIONS AT FY-END(#)          AT FY-END($)(1)
                                                            --------------------------  --------------------------
NAME                                                        EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  -----------  -------------
Frank M. Fischer..........................................     359,375        640,625      287,109        400,391
Wesley D. Sterman, M.D....................................           0              0            0              0
John H. Stevens, M.D......................................      50,533        257,467            0              0
Casey M. Tansey...........................................           0              0            0              0
Lawrence C. Siegel, M.D...................................           0        300,000            0        187,500
Bradford J. Shafer........................................           0        350,000            0        218,750

------------------------

(1) Based on the fair market value of the Common Stock at year-end ($5.875 per share) less the exercise price payable for such shares.

                           TEN-YEAR OPTION REPRICINGS

                                                                                                                     LENGTH OF
                                                                                                                      ORIGINAL
                                                  SECURITIES                                                        OPTION TERM
                                                  UNDERLYING      MARKET PRICE OF    EXERCISE PRICE                 REMAINING AT
                                                  NUMBER OF        STOCK AT TIME       AT TIME OF          NEW        DATE OF
                                               OPTIONS REPRICED   OF REPRICING OR     REPRICING OR      EXERCISE    REPRICING OR
NAME                                  DATE      OR AMENDED(#)      AMENDMENT($)       AMENDMENT($)      PRICE ($)    AMENDMENT
---------------------------------  ----------  ----------------  -----------------  -----------------  -----------  ------------
Lawrence C. Siegel, M.D..........   June 23,         300,000              5.25              25.63            5.25      100 mos.
  Vice President of Clinical          1998
  Affairs

Bradford J. Shafer...............   June 23,         350,000              5.25              21.75            5.25       97 mos.
  General Counsel and Secretary       1998

Michi E. Garrison................   June 23,          30,000              5.25              10.38            5.25      117 mos.
  Vice President of                   1998            13,500              5.25              12.94            5.25      116 mos.
  Research & Development                               5,250              5.25              23.75            5.25      101 mos.
                                                       3,000              5.25              24.50            5.25      107 mos.

Luis J. Jimenez..................   June 23,         100,000              5.25              20.25            5.25      111 mos.
  Vice President of Quality           1998            25,000              5.25               8.63            5.25      119 mos.
  Assurance and Regulatory
  Affairs

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Company's Board of Directors was formed in February, 1996, and the members of the Compensation Committee are Dr. Wheelwright and Dr. Vainio. None of these individuals was at any time during the year ended December 31, 1998, or at any other time, an officer or employee of the Company. No member of the Compensation Committee of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

CHANGE IN CONTROL ARRANGEMENTS

    The Company has agreed to provide Frank M. Fischer, its President and Chief Executive Officer, a severance payment equal to 24 months of salary plus 200% of Mr. Fischer's target bonus should he be involuntarily terminated or have his responsibilities materially diminished following a change of control of the Company. The failure to retain Mr. Fischer as Chief Executive Officer of the company surviving the change of control transaction will be considered an involuntary termination under the agreement. Mr. Fischer will also be entitled to continued vesting of his stock options for an additional twelve months should he be involuntarily terminated within 12 months following certain change of control transactions involving the Company.

    The Company has agreed to provide Dr. Lawrence C. Siegel, its Vice President of Clinical Affairs, with severance payments of twelve months of salary and vesting of his stock options as if his service continued for an additional twelve months should there be an involuntary termination of his employment without cause.

    Each of the executive officers of the Company is eligible to participate in the Company's Change in Control Severance Plan. To the extent that any of the executive officers has other severance arrangements with the Company, such executive officers shall be paid the benefits provided under the Severance Plan or their existing severance arrangements, whichever provides a greater benefit. Under the Change in Control Severance Plan, in the event that an officer is involuntarily terminated within twenty-four months following certain changes in control, such officer shall receive severance benefits equal to twenty-four months of salary plus a bonus equal to 200% of such officer's target bonus.

    Under the terms of the 1996 Stock Option Plan, each outstanding option will accelerate upon a Corporate Transaction unless the option is assumed in connection with certain change of control situations (a "Corporate Transaction"). Unvested shares purchased under options granted prior to the initial public offering, including shares held by Dr. Sterman, Dr. Stevens and Mr. Tansey, also provide that the vesting of the shares will accelerate upon a Corporate Transaction unless the Company's repurchase right is assigned in connection with the Corporate Transaction. In addition, upon an involuntary termination of the optionee's service within twelve months following a Corporate Transaction, the exercisability of the option and the vesting of shares will accelerate with respect to that number of shares as if the optionee's service continued for an additional twelve months following the involuntary termination, unless otherwise provided in the individual's employment agreement.

    The Compensation Committee has the authority under the 1996 Stock Option Plan to provide for the acceleration of vesting of the shares of Common Stock subject to the outstanding options held by any executive officer or other employee under that Plan at any time, including in connection with Corporate Transactions or a hostile take-over of the Company, which may or may not be conditioned on his employment being terminated (whether involuntarily or through a forced resignation).

OTHER ARRANGEMENTS

    On May 7, 1998 the Company entered into an agreement with Wesley D. Sterman, its President and Chief Executive Officer, pursuant to which Dr. Sterman resigned as President and Chief Executive Officer and became Chairman of the Board of Directors. Under the agreement and while Dr. Sterman's service as a director continues, the Company will provide Dr. Sterman with the benefits of the Company's Change in Control Severance Plan as if he were still President and Chief Executive Officer. In addition, if the Company agrees to any severance, change in control or similar package with any other executive officer that is more beneficial to such officer than that provided to Dr. Sterman, he will be entitled to a comparable arrangement in lieu of that provided under the Change in Control Severance Plan. Dr. Sterman will continue to vest in his outstanding 640,000 shares of the Company's Common Stock acquired through exercise of a stock option while his service to the Company continues.

    On June 19, 1998 the Company entered into an agreement with Richard B. Brewer, its Chief Operating Officer, pursuant to which Mr. Brewer ceased to be an employee and became a consultant to the Company effective July 7, 1998. Under the agreement, Mr. Brewer will serve as a consultant to the Company until July 7, 1999 and be paid a fee of $265,000. In addition, during the term of the consulting agreement Mr. Brewer will continue to vest in his outstanding stock options to purchase up to 560,000 shares of the Company's Common Stock. If there occurs a Change in Control (as defined in the Company's Change of Control Severance Plan) during his consultancy, (i) Mr. Brewer's options will automatically accelerate in part and will vest as if his service continued for an additional twelve months following the date of the Change in Control, and
(ii) upon execution of a general release by Mr. Brewer in favor of the Company, all consulting fees will cease and he will receive a lump sum payment of $620,000.

                         COMPENSATION COMMITTEE REPORT

    The Compensation Committee of the Company's Board of Directors (the "Committee") is responsible for establishing policies and programs for compensating Heartport's executive officers. Each year, the Committee determines the base salary payable to the Chief Executive Officer ("CEO") and all other executive officers, and approves the incentive bonus program for the CEO and other executive officers. In addition, the Committee administers the Company's 1996 Stock Option Plan and Employee Stock Purchase Plan. The Committee has the exclusive authority to grant stock options to the Company's officers. For fiscal 1998, the Committee considered both qualitative and quantitative factors in determining executive officer compensation levels, including commercially-prepared surveys of comparable companies.

COMPENSATION POLICY AND PHILOSOPHY

    The Committee's policy is to develop executive compensation packages that attract, retain and motivate highly effective executives. Compensation programs are designed to reward the achievement of both short-term and long-term objectives of the Company and to align the executives' interests with those of the Company's stockholders. It is the Committee's objective to have a substantial portion of each officer's compensation contingent upon the Company's performance, as well as upon his or her own level of performance. Accordingly, each executive officer's compensation package consists of three major components: (i) base salary, (ii) annual cash incentive compensation, and (iii) long-term stock-based incentive awards.

BASE SALARY

    The base salary for each executive officer is set by reviewing the pay practices of companies that compete with the Company for executive talent, and by evaluating each individual's performance and contribution. The Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that the Company would use in a comparison of stockholder returns. Therefore, the compensation comparison group is not the same as the industry group in the index used in the Stock Performance Graph, below.

ANNUAL CASH INCENTIVE COMPENSATION

    Each executive officer has an annual bonus target. The total bonus pool for executive officers is determined based on the Company's achievement of goals. For fiscal 1998, the corporate-level goals were comprised primarily of the following equally-weighted components: (i) revenue; (ii) expense reductions;
(iii) usage of the Company's products; and (iv) completion and commercial release of planned innovations and iterations to the product line. The Company achieved substantially all of its performance targets in 1998. Actual bonuses paid reflect both the achievement of corporate goals and the individual's specific functional objectives, with greater weight being given to the achievement of corporate goals. The weighting of corporate goals vs. individual objectives was consistent among all executive officers. Actual bonuses for the Named Officers are listed in the Summary Compensation Table.

LONG-TERM STOCK-BASED INCENTIVE AWARDS

    Generally, a significant option grant is made in the year that an executive officer commences employment. The size of each grant is set at a level that the Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual's position and responsibilities with the Company. Each grant allows the officer to acquire shares of Common Stock at a fixed price per share (generally the market price on the grant date) over a specified period of time. The vesting schedules are designed to encourage the executives to remain with the Company and to focus on longer-term results.

CEO COMPENSATION

    During fiscal 1998 the Company recruited Mr. Fischer to assume the role of President and Chief Executive Officer. Mr. Fischer's annual base salary of $350,000 was established by the Committee in May 1998 based upon his substantial experience as chief executive of another public medical device company in the cardiovascular field, and in recognition of the challenges he faced with regard to leading the Company's business. The Committee also made significant option grants to Mr. Fischer in connection with negotiation of his employment arrangement.

    The annual base salary for Dr. Sterman, the Company's president and Chief Executive Officer until May 1998, was determined by the Committee based on Dr. Sterman's performance in 1997 and in consideration of base salaries paid to chief executive officers of comparable companies.

TAX LIMITATION

    Under the Federal tax laws, a publicly-held company such as the Company is not allowed a Federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any year. In order to qualify option grants under the Company's 1996 Stock Option Plan ("1996 Plan") for an exemption available to performance-based compensation, the stockholders have approved certain provisions of the 1996 Plan, including a limit on the maximum number of shares of Common Stock for which any one participant may be granted stock options each calendar year over the term of the 1996 Plan. Accordingly, any compensation deemed paid to an executive officer when he exercises an outstanding option under the 1996 Plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation that will not be subject to the $1 million limitation. Since it is not expected that the cash compensation to be paid to the Company's executive officers for the 1998 fiscal year will exceed the $1 million limit per officer, the Committee will defer any decision on whether to limit the dollar amount of the cash compensation payable to the Company's executive officers to the $1 million limit.

                                          Compensation Committee
                                          Petri T. Vainio, M.D., Ph.D.
                                          Steven C. Wheelwright, Ph.D.

                         COMPENSATION COMMITTEE REPORT
                         ON CANCELLED/REPRICED OPTIONS

    On June 23, 1998, the Compensation Committee of the Board of Directors approved a plan pursuant to which certain officers and employees were allowed to exchange options with exercise prices ranging from $7.50 to $41.00 per share for new options having exercise prices equal to $5.25 per share, the then current fair market value of the Common Stock. The vesting schedule of each option was changed to four years from five years, but no portion of the option can be exercised prior to June 23, 1999, a one-year period. Approximately 2.2 million stock options were cancelled and repriced pursuant to this program.

    The objectives of the Company's 1996 Stock Option Plan (the "Option Plan") are to promote the interests of the Company by providing employees, non-employee directors and consultants or independent contractors an incentive to acquire a proprietary interest in the Company and to continue to render services to the Company. The Compensation Committee believes that, at their original exercise prices, the disparity between the exercise prices of these options and recent market prices for the Common Stock did not provide meaningful incentives to the officers and employees holding the options. The Committee concluded that such option grants seriously undermined the specific objectives of the Option Plan and should be canceled and replaced. A review of other companies in the high technology medical device industry indicates that some of these companies have confronted this problem and have made similar adjustments in option prices to motivate their employees. In making this decision, the Committee also considered the fairness of such a determination in relation to other stockholders. In the opinion of the Committee, the stockholders' long-term interests are clearly best served by the retention and motivation of the optionees.

                                          Compensation Committee
                                          Petri T. Vainio, M.D., Ph.D.
                                          Steven C. Wheelwright, Ph.D.

                            STOCK PERFORMANCE GRAPH

    The graph set forth below compares the cumulative total stockholder return on the Company's Common Stock between April 25, 1996 (the date the Company's initial public offering commenced) and December 31, 1998 with the cumulative total return of (i) the CRSP Total Return Index for The Nasdaq Stock Market (U.S. Companies) (the "Nasdaq Stock Market-U.S. Index") and (ii) the Hambrecht and Quist Healthcare Index (the "H&Q Healthcare Index"), over the same period. This graph assumes the investment of $100.00 on April 25, 1996 in the Company's Common Stock, the Nasdaq Stock Market-U.S. Index and the H&Q Healthcare Index, and assumes the reinvestment of dividends, if any.

    The comparisons shown in the graph below are based upon historical data. The Company cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of the Company's Common Stock. Information used in the graph was obtained from Hambrecht & Quist LLC, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

     COMPARISON OF 32 MONTH CUMULATIVE TOTAL RETURN AMONG HEARTPORT, INC.,
       THE NASDAQ STOCK MARKET--U.S. INDEX, AND THE H&Q HEALTHCARE INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  DOLLARS      HEARTPORT, INC.      NASDAQ STOCK          HAMBRECHT &

                                      MARKET (U.S.)        QUIST HEALTHCARE
4/96                         100                100                     100
6/96                         144                100                      96
9/96                         124                104                     104
12/96                        109                109                     103
3/97                         117                103                      99
6/97                          84                122                     115
9/97                         117                143                     121
12/97                         97                134                     119
3/98                          52                157                     136
6/98                          31                161                     137
9/98                          15                146                     125
12/98                         28                188                     152

    Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report and Stock Performance Graph shall not be deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

                              CERTAIN TRANSACTIONS

INDEMNIFICATION

    The Company's Certificate of Incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

    The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnification agreements with its officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

LOANS TO EMPLOYEES

    In connection with the acquisition of shares of Common Stock from the Company pursuant to the exercise of options previously granted to such individuals, the Company on September 1, 1995, extended loans to certain of its executive officers. Each of the loans is full recourse and is secured by the shares of Common Stock purchased with the proceeds of the loans. In addition, loans were extended on other dates for stock purchases and relocation expenses. The following table sets forth information with respect to loans extended to the officers by the Company in excess of $60,000.

                                                                            INDEBTEDNESS
                                                                               AS OF
                                     NO. OF SHARES   PER SHARE   PRINCIPAL   12/31/98*     INTEREST RATE   MATURITY
NAME                                 PURCHASED (#)   PRICE ($)      ($)         ($)             (%)          DATE
-----------------------------------  -------------  -----------  ---------  ------------  ---------------  ---------
Wesley D. Sterman, M.D.............       20,000         0.062       1,250(1)       1,645         6.00      03/01/99
                                         640,000         0.375     240,000      293,835           6.18      02/28/02
John H. Stevens, M.D...............      192,000         0.375      72,000       88,150           6.18      03/31/02
                                          20,000         0.062       1,250(1)       1,645         6.00      03/01/99
Steven E. Johnson..................      192,000         0.375      72,000       88,150           6.18      08/23/99
                                         176,000         0.375      66,000       80,805           6.18      08/23/04
Lawrence C. Siegel, M.D............       24,000         0.375       9,000       12,079           7.05      08/29/99
Casey M. Tansey....................      208,000         0.781     162,500(2)     196,591         6.02      12/11/00
                                         120,000         0.781      93,750(2)     113,418         6.45      12/11/05

------------------------

* The amount of indebtedness disclosed in this column also represents the largest aggregate indebtedness outstanding at any time during the fiscal year.

(1) The Company loaned $1,250 to Dr. Sterman and $1,250 to Dr. Stevens on March 1, 1994 to purchase 20,000 shares of Common Stock each.

(2) The loans from the Company to Mr. Tansey were made on December 28, 1995.

                                 ANNUAL REPORT

    A copy of the Annual Report of the Company for the fiscal year ended December 31, 1998, has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting.

                                   FORM 10-K

    The Company filed an Annual Report on Form 10-K with the SEC. Stockholders may obtain a copy of this report, as amended, without charge, by writing to the Company's executive offices at 700 Bay Road, Redwood City, California 94063,
Attention: Investor Relations.

                                 OTHER MATTERS

    Management does not know of any matters to be presented at this Annual Meeting other than those set forth herein and in the Notice accompanying this Proxy Statement.

                                          THE BOARD OF DIRECTORS
                                          OF HEARTPORT, INC.

April 2, 1999
Redwood City, California

                                    PROXY

                                [HEARTPORT LOGO]

                         ANNUAL MEETING OF STOCKHOLDERS

                                   MAY 7, 1999

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints FRANK M. FISCHER and BRADFORD J. SHAFER, and each or either of them, as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated in this proxy, all of the shares of Common Stock of HEARTPORT, INC., held of record by the undersigned on March 19, 1999, at the Annual Meeting of Stockholders of Heartport, Inc. to be held May 7, 1999, or at any adjournments or postponements thereof.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NUMBERS 1, 2 AND
3. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. THIS PROXY WILL BE VOTED "FOR" PROPOSAL NUMBERS 1, 2 AND 3 IF NO SPECIFICATION IS MADE.

-----------                                                         -----------
SEE REVERSE                                                         SEE REVERSE
   SIDE            CONTINUED AND TO BE SIGNED ON REVERSE SIDE           SIDE
-----------                                                         -----------

Heartport, Inc.
c/o Equiserve
P.O. Box 8040
Boston, MA 02266-8040

                               [HEARTPORT LOGO]


Dear Stockholder:

Heartport, Inc. cordially invites you to attend the 1999 Annual Meeting of Stockholders. The meeting will take place at 2:00 p.m. on May 7, 1999 at the Company's offices in Redwood City, California.

Even if you are able to attend the meeting, please review the enclosed material and cast your votes below.

Your vote is important to us. Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it, and return your proxy in the enclosed postage paid envelope.

Thank you for your prompt consideration of these matters.


Heartport, Inc.


                                                     DETACH HERE

/X/ PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

                                                                                           FOR   AGAINST   ABSTAIN
                                                     2.  Amendment to the                 /   /   /   /     /   /
                                                         Employee Stock
                                                         Purchase Plan.
                                                                                           FOR   AGAINST   ABSTAIN
1.  Election of Directors.                           3.  Ratification of Selection of     /   /   /   /     /   /
    Nominees: Robert V. Gunderson, Jr.,                  Independent Auditors.
    Wesley D. Sterman, M.D., Steven C.
    Wheelwright, Ph.D.                               4.  In their discretion, the proxies are authorized to vote
             FOR     WITHHELD                            upon such other matters as may properly come before the meeting.
             /  /      /  /

    /  /
        -----------------------------------------
        For all nominees, except as noted above.
                                                     MARK HERE IF YOU PLAN TO ATTEND THE MEETING.    /   /

                                                     MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT.  /   /

                                                     PLEASE SIGN EXACTLY AS YOUR NAME(S) IS (ARE) SHOWN ON THE
                                                     SHARE CERTIFICATE TO WHICH THE PROXY APPLIES. WHEN SHARES
                                                     ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING
                                                     AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN,
                                                     PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN
                                                     IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF
                                                     A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

Signature: _____________________ Date: ________      Signature: _____________________ Date: ________